UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-193480

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120,

Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 872-1031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 8, 2016, a subsidiary of Strategic Storage Growth Trust, Inc. (the “Registrant”) executed a purchase and sale agreement with an unaffiliated third party (the “Pembroke Pines Purchase Agreement”) for the acquisition of a self storage facility to be located in Pembroke Pines, Florida (the “Pembroke Pines Property”). The information in this Item 1.01 description is qualified in its entirety by the full Pembroke Pines Purchase Agreement which is attached as Exhibit 10.1 hereto.

The Pembroke Pines Property currently consists of a 3.0 acre tract of land that will be developed by the seller into a self storage facility located in Pembroke Pines, Florida. The self storage property is expected to contain approximately 84,750 net rentable square feet and approximately 879 rental units. The purchase price for the Pembroke Pines Property is approximately $15.7 million, plus closing costs and acquisition fees. The Registrant expects the acquisition of the Pembroke Pines Property to close in the fourth quarter of 2016 or the first quarter of 2017 after construction is complete on the self storage facility and a certificate of occupancy has been issued for the Pembroke Pines Property. The Registrant expects to fund such acquisition with a combination of net proceeds from the Registrant’s initial public offering and through a drawdown on future credit facilities.

Pursuant to the Pembroke Pines Purchase Agreement, the Registrant will be obligated to purchase the Pembroke Pines Property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Pembroke Pines Property generally based upon:

•	the ability of the Registrant to raise sufficient net proceeds from its public offering and drawdown additional funds through future credit facilities;

•	satisfactory completion of due diligence on the Pembroke Pines Property and the seller of the Pembroke Pines Property;

•	the completion of construction of the self storage facility and the issuance of a certificate of occupancy for the Pembroke Pines Property;

•	approval by the board of directors of the Registrant to purchase the Pembroke Pines Property;

•	satisfaction of the conditions to the acquisition in accordance with the Pembroke Pines Purchase Agreement; and

•	no material adverse changes relating to the Pembroke Pines Property, the seller of the Pembroke Pines Property or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Pembroke Pines Property. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to approximately $750,000 in earnest money on the Pembroke Pines Property.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Pembroke Pines Property. Due to the considerable conditions to the consummation of the acquisition of the Pembroke Pines Property, the Registrant cannot make any assurances that the closing of the Pembroke Pines Property is probable.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Pembroke Pines Purchase Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: February 11, 2016	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer